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                           CONSENT OF HORTON & COMPANY


We consent to the use in this Registration Statement on Form S-8 of our report related to the financial statements for the period ending December 31, 2000 for OneClass Synergy Corporation executed by us on May 24, 2001, except for the Notes 14 and 15, as to which the date is July 26, 2001.


Dated: October 9, 2001

/s/ Horton & Company
Horton & Company